EXHIBIT 10.32

AMENDING AGREEMENT

THIS AMENDING AGREEMENT dated as of the 12th day of November, 2013 MADE BETWEEN:

THE BANK OF NOVA SCOTIA

(“Scotia”)

AND:

HALIFAX FUNDING LLC

(“Halifax”)

WHEREAS Scotia and Halifax have entered into an ISDA Master Agreement and an ISDA Credit Support Annex, each dated as of November 15, 2012 (each as amended by way of Amending Agreements, dated January 16, 2013 and July 22, 2013, between Scotia, Halifax, Corporate Capital Trust, Inc. and The Bank of Nova Scotia Trust Company of New York, the “Master Agreement” and “Credit Support Annex”, respectively) and a Total Return Swap Transaction Master Confirmation, dated November 15, 2012 (the “Master Confirmation”);

AND WHEREAS the parties hereto wish to effect certain amendments to the terms of the Schedule to the Master Agreement;

NOW THEREFORE THIS AMENDING AGREEMENT WITNESSETH THAT in consideration of the premises and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties hereby agree as follows:

(1)	Effective as of the date hereof, Part 1(a) of the Schedule to the Master Agreement is hereby amended by adding the words “and, in respect of Section 5(a)(vi), Corporate Capital Trust, Inc.” after the words “(“KKR”)”.

(2)	Effective as of the date hereof, Part 1(i)(v) of the Schedule to the Master Agreement is hereby amended by substituting all of the references therein to “Party B” with “Corporate Capital Trust”.

(3)	Effective as of the date hereof, the definition of “Key Person” set out in Part 1(ix) of the Schedule to the Master Agreement is hereby amended by deleting the name “William C. Sonneborn” and by adding the name “Craig Farr”.

(4)	The occurrence of the following shall constitute an Additional Termination Event for all purposes of the Master Agreement and, following the occurrence thereof, Halifax shall be the sole Affected Party:

Halifax creates, assumes or suffers to exist any Indebtedness in an aggregate amount which exceeds USD 2,500,000. For purposes hereof, “Indebtedness” means, without duplication, (a) all indebtedness for borrowed money, (b) all obligations for the deferred purchase price of property or services, (c) all obligations evidenced by bonds, notes, debentures or other similar instruments, (d) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired (whether or not the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capitalized Leases, (f) all obligations, contingent or otherwise under acceptance, letter of credit or similar facilities, (g) all obligations to purchase, redeem, retire, defease or otherwise acquire for value any partnership or member or other equity interests of any other person, (h) the net amount of all financial obligations in respect of Specified Transactions (as defined in the Master Agreement) (other than any Specified Transaction entered into with Scotia), (i) the net amount of all other financial obligations under any contract or other agreement to which Halifax is a party (other than any such contract or agreement entered into with Scotia), (j) all Indebtedness of the type described in clauses (a) through (i) above guaranteed directly or indirectly in any manner, or in effect guaranteed directly or indirectly through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, and (k) all Indebtedness of the type described in clauses (a) through (j) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) forming part of the assets of Halifax even though Halifax has not assumed or become liable for payment of such Indebtedness. “Capitalized Leases” means all leases that have been or should be, in accordance with generally accepted accounting principles as applied in Canada, recorded as capitalized leases. “Liens” means any mortgage, pledge, hypothecation, assignment for security, encumbrance, lien (statutory or other), security interest or other security device or arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing).

(5)	Scotia hereby waives any right which Scotia has to (i) designate an Early Termination Date (as defined in the Master Agreement) pursuant to Section 6 thereof, or (ii) withhold the Transfer of any Return Amount (as such terms are defined in the Credit Support Annex) pursuant to (a) Paragraph 4(a) of the Credit Support Annex, or (b) Sections 11(A)(iv)(1) or 11(B)(iii)(1) of the Master Confirmation, in each case as a result of any breach by Halifax of Part 1(v) of the Schedule to the Master Agreement prior to the date hereof.

(6)	Each of the parties hereto makes with respect to itself the representations and warranties set forth in Section 3(a) of the Master Agreement, except that, all references in such Section 3(a) of the Master Agreement to “this Agreement” (or words or phrases of similar meaning) shall be deemed to be references to this Amending Agreement and the Schedule to the Master Agreement as amended hereby.

(7)	From and after the date of this Amending Agreement, all references in the Master Agreement to “this Agreement” (or words or phrases of similar meaning) and all references to “this Annex” (or words or phrases of similar meaning) shall be deemed to be references to the Master Agreement as amended hereby.

(8)	All capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Master Agreement or the Master Confirmation.

(9)	All other provisions of the Master Agreement shall remain in full force and effect unamended and are hereby ratified by the parties hereto in all respects.

(10)	This Amending Agreement may be executed and delivered in counterparts which when taken together shall constitute a single and original agreement between the parties.

(11)	This Amending Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF the parties hereto have executed this Amending Agreement as of the day and year first above written.

THE BANK OF NOVA SCOTIA

By:	/s/ Ronny Sirizzotti
Name:	Ronny Sirrizzotti
Title:	Director

HALIFAX FUNDING LLC

By:	Corporate Capital Trust, Inc., its Designated Manager

By:	/s/ Paul S. Saint-Pierre
Name:	Paul S. Saint-Pierre
Title:	Chief Financial Officer

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